SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

August 1, 2016

Amended as of June 3, 2019

Mellon Investments Corporation
BNY Mellon Center
One Boston Place
Boston, Massachusetts 02108

Ladies and Gentlemen:

As you are aware, DTR Commodity Fund Ltd. (the "Fund") desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Prospectus and Statement of Additional Information, as from time to time in effect, of BNY Mellon Dynamic Total Return Fund (the "Company"), a series of BNY Mellon Advantage Funds, Inc., copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board.  The Fund is a wholly-owned and controlled subsidiary of the Company and employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you.  The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Fund's sub-investment adviser.

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement").  Such person or persons may be officers or employees of both you and the Fund.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Fund's Board, you will provide investment management of the Fund's portfolio in accordance with the Company's investment objective and the investment policies and limitations of the Company and the Fund as stated in the Company's Prospectus and Statement of Additional Information, as from time to time in effect.  In connection therewith, you will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  You will furnish to the Adviser or the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request.  The Fund and the Adviser wish to be informed of important developments materially affecting the management of the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.  The Adviser shall furnish you with copies of the Company's Prospectus, Statement of Additional Information and shareholder reports.  You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Fund's assets.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Fund's shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.  The Fund is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you, on the first business day of each month, a fee at the annual rate set forth on Schedule 1 hereto.  If the Adviser waives all or a portion of the management fee it is entitled to receive from the Fund, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree.

Net asset value for the Fund shall be computed on such days and at such time or times as computed for the Company as described in the Company's then-current Prospectus and Statement of Additional Information.  The fee for the period from the date of the commencement of the initial sale of the Fund's shares to the Company to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's charter documents and in the Company's then-current Prospectus and Statement of Additional Information for the computation of the value of the Company's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you.  The expenses to be borne by the Fund include, without limitation, the following:  organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Fund to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.  It is also understood that you and the Adviser or any other sub-adviser to the Fund shall be prohibited from consulting with each other concerning transactions described in Rule 12d3-1(c) under the Investment Company Act of 1940, as amended, and that your responsibility regarding investment advice hereunder is limited to the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the date set forth on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of the Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Fund and the Adviser.  This Agreement also will terminate automatically in the event of its assignment (as defined in said Act or the Investment Advisers Act of 1940, as amended) or in the event the sub-investment agreement between you and the Adviser, with respect to the Company, is terminated pursuant to the terms set forth therein.  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Series (the "Brochure Supplement").  The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

The Fund has not claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the "CPO Exclusion") and the Adviser represents that the Fund is a "qualified eligible person" under CFTC Rule 4.7, consents to the Fund being treated as an exempt account under the rule, and acknowledges the legend set forth above its signature below.  In addition, the Adviser represents to you that it is registered as a Commodity Pool Operator and is a member of the National Futures Association in such capacity, to the extent required by the nature of its activities, and you represent to the Adviser that you are registered as a Commodity Trading Advisor and are a member of the National Futures Association in such capacity.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By:	/s/ James Bitetto
Name: James Bitetto
Title: Secretary

Accepted:

MELLON INVESTMENTS CORPORATION

By:	/s/ Des MacIntyre
Name: Des MacIntyre
Title: Chief Executive Officer

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day

0.65%	March 30, 2020	March 30th